Item 77C
Citifunds Trust III - Citi New York Tax Free Reserves

ORT
FEBRUARY 28, 2006
On November 29, 2005, a Special Meeting of Shareholders was held to elect Trustees1. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.

Election of Trustees1

Nominees:               Votes For           	Authority Withheld     Abstentions
Elliot J. Berv        	1,303,645,407.620	65,086,002.740 		16,214.000
Donald M. Carlton  	1,304,458,968.970 	64,272,441.390		16,214.000
A. Benton Cocanougher 	1,304,575,964.590 	64,155,445.770 		16,214.000
Mark T. Finn 		1,304,935,477.050 	63,795,933.310 		16,214.000
Stephen Randoph Gross 	1,304,783,876.680 	63,947,533.680 		16,214.000
Diana R. Harrington 	1,304,677,852.660 	64,053,557.700 		16,214.000
Susan B. Kerley		1,304,162,131.160 	64,569,279.200 		16,214.000
Alan G. Merten		1,304,373,215.660	64,358,194.700 		16,214.000
R. Richard Pettit 	1,305,050,656.360 	63,680,754.000		16,214.000
R. Jay Gerken 		1,303,485,238.730 	65,246,171.630 		16,214.000

1 Trustees are elected by the shareholders of all of the series of the Trust including the Fund.
On January 10, 2006, a Special Meeting of Shareholders was held to approve a new management agreement. The following table provides the number of votes cast for, against or withheld, as well as the number of broker non-votes as to each matter voted on at the
Special Meeting of Shareholders.

								          Broker
Item Vote On		 Voted For	   Voted Against   Abstentions    Non-Votes
New Management Agreement 373,603,732.110  33,833,227.660   57,633,067.38  1.000